Exhibit 99.1

Nortech Systems Names Andrew Walko

Senior Vice President of Global Operations

MINNEAPOLIS, January 6, 2026 — Nortech Systems Incorporated (Nasdaq: NSYS) (“Nortech” or the “Company”), a leading provider of engineering and manufacturing solutions for complex electromedical and electromechanical products serving the medical imaging, medical device, industrial, and aerospace & defense markets, announced today that Andrew Walko has been named Senior Vice President of Global Operations.

“We welcome Andrew to the Nortech team and are confident that he will provide exceptional leadership to drive the Company’s strategic initiatives,” said Jay D. Miller, President and CEO of Nortech Systems. “Andrew brings extensive experience in the medical device field that aligns perfectly with Nortech’s mission to deliver exceptional value by solving complex challenges in the critical markets we serve. We know Andrew well and we’re thrilled to have him join the Nortech team.”

Walko has extensive experience in the medical device industry including top-level executive roles at Sanuwave and Biomerics, as well as senior manufacturing operations leadership roles at Minnetronix. “I look forward to collaborating with the talented individuals here to build on our collective strengths, drive strategic growth, and deliver exceptional value to our customers and stakeholders,” said Walko.

In his new role, Walko will replace John Lindeen, who is retiring in the first quarter of 2026, and will be responsible for overseeing the Company’s global operations, including Nortech’s facilities in the U.S., Mexico and China, as well as the Company’s global supply chain, new product introductions, production planning and on-time delivery. Walko will work closely with Nortech’s senior leadership team and board of directors to optimize the Company’s near-shoring strategy and manufacturing capacity while minimizing risk and driving performance improvement. Walko will focus on partnering closely with customers to drive shorter lead times, tailored on-time delivery strategies, high quality standards, supply chain risk mitigation, and cost productivity, along with deeper innovative customer partnerships that are fundamental to Nortech’s long-term growth.

Nortech specializes in complex cable harnesses, printed circuit board assemblies (PCBAs) and box builds for low-volume, high-mix global manufacturing. In recent years, Nortech’s strategic investments in the U.S., Mexico and China coupled with important measures to focus on growing EBITDA while developing research and innovation have diversified the company’s capabilities and improved efficiencies to enhance profitability and support future growth.

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About Nortech Systems Incorporated

Nortech Systems is a leading provider of design and manufacturing solutions for complex electromedical devices, electromechanical systems, assemblies, and components. Nortech primarily serves the medical imaging, medical device, aerospace & defense, and industrial markets. Its design services span concept development to commercial design, and include medical device, software, electrical, mechanical, and biomedical engineering. Its manufacturing and supply chain capabilities are vertically integrated around wire, cable, and interconnect assemblies, printed circuit board assemblies, as well as system-level assembly, integration, and final test. Headquartered in Maple Grove, Minn., Nortech currently has six manufacturing locations and design centers across the U.S., Latin America, and Asia. Nortech Systems is traded on the NASDAQ Stock Market under the symbol NSYS. Nortech’s website is www.nortechsys.com.

Contact

Andrew D. C. LaFrence

Chief Financial Officer and Senior Vice President of Finance
alafrence@nortechsys.com

952-345-2243